UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 13, 2009

JONES APPAREL GROUP, INC.
(Exact Name of registrant as specified in its charter)

Pennsylvania	1-10746	06-0935166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1411 Broadway New York, New York 10018
(Address of principal executive offices)

(212) 642-3860
(Registrant's telephone number, including area code)

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 13, 2009, Jones Apparel Group, Inc. (the “Company”) entered into a new Credit Agreement (the “Credit Agreement”) among the Company, Jones Apparel Group Holdings, Inc. (“Jones Holdings”), Jones Apparel Group USA, Inc. (“Jones USA”), Jones Retail Corporation (“Jones Retail”), Nine West Footwear Corporation (“Nine West”), Energie Knitwear, Inc., Jones Investment Co. Inc., Jones Jeanswear Group, Inc., L.E.I. Group, Inc., Nine West Development Corporation and Victoria + Co Ltd., as U.S. Borrowers (the “U.S. Borrowers”), Jones Apparel Group Canada, LP, as Canadian Borrower (the “Canadian Borrower” and, together with the U.S. Borrowers, the “Borrowers”), the other Loan Parties party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as joint collateral agents, Citibank, N.A., as syndication agent, and Bank of America, N.A., Wachovia Bank, National Association and SunTrust Bank, as documentation agents.  The Credit Agreement consists of a senior secured three-year revolving credit facility (the “Credit Facility”) in an aggregate principal amount of $650,000,000, a portion of which is available for letters of credit and swingline loans for the Borrowers.  Subject to certain conditions, the Borrowers have the right to increase the aggregate commitments under the Credit Facility up to $700,000,000.  The material terms of the Credit Agreement include the following:

Availability.  Availability under the Credit Facility is the lesser of (a) $650,000,000 and (b) a borrowing base consisting of the Borrowers’ eligible domestic and foreign accounts receivable, credit card receivables, inventory and domestic and foreign licensee receivables, minus the outstanding loans and letters of credit under the Credit Facility and a capped amount of obligations related to open account paying agency agreements.

Maturity.  The Credit Facility will mature, and the commitments thereunder will terminate, on March 13, 2012.

Use of Proceeds.  The proceeds of the Credit Facility may be used for general corporate purposes, to repay the Company’s, Jones Holdings’, Jones USA’s, Nine West’s and Jones Retail’s 4.250% Senior Notes due 2009 (including in connection with the recent tender offer), and to repay amounts outstanding under the Prior Credit Agreement (as defined below).

Interest Rate and Fees.  Outstanding borrowings under the Credit Facility initially accrue interest at an annual rate of interest equal to (i) a base rate or Canadian prime rate, as applicable, plus 3.5%, or (ii) a Eurocurrency rate or a discount rate applicable to bankers’ acceptances, as applicable, plus 4.5%.  Following the last day of the second fiscal quarter ending after May 13, 2009, the applicable margins will be subject to adjustments based on availability under the Credit Facility.  The Borrowers will pay certain fees, including (i) a commitment fee of 1.00% per annum on the undrawn portion of the facility (subject to stepdowns based on the percent of the commitments utilized under the facility), (ii) a standby letter of credit fee at a rate per annum equal to the interest rate applicable to Eurodollar loans and a trade letter of credit fee at a rate equal to 50% of the rate applicable to standby letters of credit, in each case on the daily maximum amount to be drawn under all such letters of credit, (iii) a fronting fee of 0.1% per annum on the average daily maximum amount to be drawn under all standby letters of credit and (iv) customary annual administration fees.

Mandatory Prepayments.  Subject to certain conditions and exceptions, at any time that the Borrowers are subject to cash dominion, as described below, the Borrowers will be required to prepay outstanding borrowings in an amount equal to 100% of the net proceeds from the sale or transfer of assets, the sale of any common stock or other equity, the incurrence of debt and any insurance proceeds or condemnation awards.  Such mandatory prepayments will not permanently reduce the available commitments under the Credit Facility.

Voluntary Prepayments; Voluntary Commitment Reductions.  Subject to certain conditions and restrictions, the Credit Facility allows the Borrowers to voluntarily reduce the amount of the commitments and to prepay outstanding loans.

Covenants.  The Credit Facility contains affirmative and negative covenants that, among other things, limit or restrict the ability of the Loan Parties to: incur indebtedness; create liens; merge, consolidate, liquidate or dissolve; sell assets; make investments (including acquisitions); make certain restricted payments (including dividends and other payments in respect of capital stock); make loans and advances; enter into sale and leaseback transactions or swap agreements; make payments and modifications of subordinated and other debt instruments; enter into transactions with affiliates; enter into restrictive agreements; make changes to the Company’s fiscal year and amend material documents.  In addition, the Company will be required to maintain a minimum fixed charge coverage ratio of 1.0 to 1.0 when availability under the Credit Facility is less than 15% (or less than 17.5%, if the Second Lien Transaction (as defined below) has been consummated) of the aggregate revolving commitments.

Guarantees and Collateral.  The U.S. obligations (which include banking services obligations, swap obligations and certain obligations related to open account agreements of the U.S. Loan Parties) under the Credit Facility are unconditionally guaranteed jointly and severally on a senior secured basis by the U.S. Loan Parties and, subject to certain exceptions, all direct or indirect domestic subsidiaries, foreign subsidiaries (to the extent that adverse tax consequences do not arise) and subsequently acquired or organized subsidiaries of the Company.  The Canadian obligations (which include banking services obligations, swap obligations and obligations related to certain open account agreements of the Canadian Loan Parties) are unconditionally guaranteed jointly and severally on a senior secured basis by the U.S. Borrowers and certain Canadian subsidiaries of the Company.

The Borrowers’ obligations under the Credit Facility and the related guarantees are secured by a perfected first-priority security interest in the personal property of, in the case of the obligations and guarantees for the benefit of the Canadian Lender Parties, the U.S. Borrowers and certain Canadian subsidiaries, and, in the case of obligations and guarantees for the benefit of all of the Lender Parties, the U.S. Borrowers and their subsidiaries, including, without limitation, credit card receivables, accounts receivable, general intangibles, letter-of-credit rights, chattel paper, instruments, investment property, cash and cash equivalents, inventory, equipment, commercial tort claims, deposit accounts and other related items of the borrowers and their subsidiaries and all of the outstanding shares of capital stock of the borrowers and their subsidiaries (subject to certain limitations in the case of the Company’s foreign and non wholly owned subsidiaries).  The collateral also secures obligations related to certain specified bank products, open account arrangements and swap agreements.  The Borrowers may incur indebtedness of at least $150,000,000 on reasonable terms under an alternate credit facility and secure obligations under such facility with a perfected first-priority security interest in the registered intellectual property of the Borrowers, provided that (a) the proceeds of such facility shall be used to prepay outstanding loans under the Credit Facility and (b) the Borrowers’ obligations and related guarantees under the Credit Facility will be secured by a perfected second-priority lien in such intellectual property (the “Second Lien Transaction”).

Cash Dominion.  If a payment default or if an event of default has occurred or if availability under the Credit Facility is less than 20% of the aggregate revolving commitments, amounts in any deposit account will be transferred daily into an account with the Administrative Agent and applied to reduce the outstanding amounts under the Credit Facility.

Events of Default.  The Credit Facility contains customary events of default such as: nonpayment of principal when due; nonpayment of interest, fees or other amounts subject to a three-business day grace period; representations and warranties being materially incorrect; violation of covenants (subject to certain grace periods); cross-default to matured defaults (whether or not resulting in acceleration) or any payment default under any other agreement governing indebtedness in excess of $50,000,000; bankruptcy events; certain ERISA events; material judgments; any of the loan documents shall cease to be valid, binding and enforceable or any party thereto shall so assert; any interests created by the security documents shall cease to be enforceable and of the same priority purported to be created thereby; and a change of control.

The description above is a summary and is qualified in its entirety by the Credit Agreement, which is filed as an exhibit to this report and incorporated herein by reference. Capitalized terms not defined in this report shall have their respective meanings as set forth in the Credit Agreement.

Item 1.02  Termination of a Material Definitive Agreement.

In connection with the execution of the Credit Agreement described in Item 1.01 above, Jones USA, a wholly-owned subsidiary of the Company, terminated the entire revolving credit commitment under the Amended and Restated Five-Year Credit Agreement, dated as of January 5, 2009 (the “Prior Credit Agreement”), among Jones USA, the other U.S. Borrowers, the lending institutions party thereto, Wachovia Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A. and Citibank, N.A., as syndication agents, and Bank of America, N.A., Barclays Bank PLC and SunTrust Bank, as documentation agents.  The termination is effective as of May 13, 2009.

The Prior Credit Agreement provided for a revolving credit facility of up to $600 million.  It would have matured on May 16, 2010, at which time all outstanding amounts and letters of credit thereunder would have been due and payable.  No penalties resulted from the early termination.  The U.S. Borrowers and certain of the lenders and agents that were party to the Prior Credit Agreement are parties to the Credit Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated as of May 13, 2009, among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Jones Retail Corporation, Nine West Footwear Corporation, Energie Knitwear, Inc., Jones Investment Co. Inc., Jones Jeanswear Group, Inc., L.E.I. Group, Inc., Nine West Development Corporation and Victoria + Co Ltd., as U.S. Borrowers, Jones Apparel Group Canada, LP, as Canadian Borrower, the other Loan Parties party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as joint collateral agents, Citibank, N.A., as syndication agent, and Bank of America, N.A., Wachovia Bank, National Association and SunTrust Bank, as documentation agents.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES APPAREL GROUP, INC. (Registrant)

By:	/s/ Ira M. Dansky
Ira M. Dansky
Executive Vice President
General Counsel and Secretary

Date: May 15, 2009

Exhibit Index

Exhibit No.	Description

10.1
Credit Agreement, dated as of May 13, 2009, among Jones Apparel Group, Inc., Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Jones Retail Corporation, Nine West Footwear Corporation, Energie Knitwear, Inc., Jones Investment Co. Inc., Jones Jeanswear Group, Inc., L.E.I. Group, Inc., Nine West Development Corporation and Victoria + Co Ltd., as U.S. Borrowers, Jones Apparel Group Canada, LP, as Canadian Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, JPMorgan Chase Bank, N.A. and General Electric Capital Corporation, as joint collateral agents, Citibank, N.A., as syndication agent, and Bank of America, N.A., Wachovia Bank, National Association and SunTrust Bank, as documentation agents.